Exhibit 99.1

China Carbon Becomes the First in China to Produce 3500 mm Long Fine Grain Graphite

NEW YORK, June 11, 2009 (GLOBE NEWSWIRE) -- China Carbon Graphite Group, Inc. (OTCBB:CHGI), China's largest producer and wholesale supplier of fine grain and high purity graphite, announced today the introduction of its newly developed fine grain graphite blocks/rods with a length of 3500 mm -- the largest size available in China's carbon market. Thus, China Carbon becomes the first and only Chinese carbon company that produces such large size fine grain graphite.

Fine grain graphite has unique properties of good electric conductivity and heat conductivity, high strength under high temperature, high temperature resistance, corrosion resistance as well as easy machining. It is widely used in the field of monocrystalline silicon, semiconductor technology, precious metal smelting, various molds for continuous casting, diamond sintering as well as cemented carbide sintering. The 3500 mm long fine grain graphite is an ideal material to manufacture large-scale molds. Along with the growing demand for large, highly cosmetic molds, the market demand for high carbon content, large size fine grain graphite is also rapidly growing.

Donghai Yu, Chief Executive Officer of China Carbon stated, "We are very excited to introduce the 3500 mm long fine grain graphite. China used to import such large size fine grain graphite solely from Japan and Germany due to the technology disadvantage. China Carbon, as the first company to produce 3500 mm long fine grain graphite, distinguishes itself from its peers as China's largest and best fine grain graphite producer in China."

The import prices for the 3500 mm long fine grain graphite with different diameters are in the range of $11,700 - $17,500 per metric ton. China Carbon plans to price it at a highly competitive price range of $7,300 - $8,800 per metric ton with a gross margin of 35% in order to rapidly gain the market share. As of today, we received 200 metric tons pre-order from our customers.

About China Carbon Graphite Group, Inc.

China Carbon Graphite Group, through its affiliate, Xingyong Carbon Co., Ltd., manufactures carbon and graphite based products in China. The company is the largest wholesale supplier of fine grain and high purity graphite in China and one of the nation's top overall producers of carbon and graphite products. Fine grain graphite is widely used in smelting for colored metals and rare-earth metal smelting as well as the manufacture of molds. High purity graphite is used in metallurgy, mechanical industry, aviation, electronic, atomic energy, chemical industry, food industry and a variety of other fields. In September 2007, the company was approved and designated by Ministry of Science & Technology as a "National Hi-tech Enterprise." Of the 400 plus carbon graphite producers in China, China Carbon is the only non-state-owned company to receive this honor. For more information, visit http://www.chinacarboninc.com.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CONTACT:  Capital Group Communications
          Investor Relations
          Mark Bernhard
          415-332-7202
          mark@capitalgc.com